EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91790, No. 333-70171, No. 333-90169, and No. 333-52174) and the Registration Statements on Form S-3 (No. 333-48072, No. 333-75358 and No. 333-110898) of Cardiac Science, Inc. of our report dated February 27, 2004 (except for Note 23, as to which the date is March 15, 2004) which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Orange County, California

March 15, 2004